EXHIBIT 10.7

PROVIDENCE AND WORCESTER RAILROAD COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) is by and between PROVIDENCE AND WORCESTER RAILROAD COMPANY, a Rhode Island corporation with an office at 75 Hammond Street, Worcester, Massachusetts 01610 (the “Company”) and ________________ (the “Grantee”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning as set forth in the Providence and Worcester Railroad Company 2015 Equity Incentive Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company and the Grantee entered into a Restricted Stock Agreement dated January 18, 2016 (the “Original Award Agreement”) pursuant to which the Company granted _____ shares of Restricted Stock to the Grantee pursuant to the terms and conditions thereof;

WHEREAS, the award granted to the Grantee pursuant to the Original Award Agreement was intended to be in the form of Restricted Stock Units (as was reported in the Form 4 of the Grantee filed with the Securities and Exchange Commission) rather than Restricted Stock;

WHEREAS, in order to accurately reflect the foregoing, the Company and the Grantee seek to amend and restate the Original Award Agreement to provide for the grant of Restricted Stock Units, instead of Restricted Stock, upon the terms and conditions of this Agreement; and

WHEREAS, this Agreement shall replace the Original Award Agreement entirely.

NOW, THEREFORE, for the mutual promises contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee hereby agree as follows:

1.Grant of Restricted Stock Units.  Pursuant to the provisions of the Plan, on January 18, 2016 (the “Grant Date”), the Company awarded to the Grantee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein, __________ Restricted Stock Units (the “Restricted Stock Units”) to be earned and vest as set forth in Section 2(b).

2.Terms and Conditions.  In addition to the terms and conditions contained in the Plan, it is understood and agreed that the grant of Restricted Stock Units evidenced hereby is subject to the following additional terms and conditions:

(a)Performance Goals and Vesting.  The Restricted Stock Units shall be earned upon the Company achieving at least a 1% reduction in its Operating Ratio (as hereinafter defined) (the “Annual Performance Metric”) as compared to the prior Fiscal Year each (as hereinafter defined)

year during the five Fiscal Years commencing with Fiscal Year 2016; provided, however, that if in any Fiscal Year the Company fails to achieve the Annual Performance Metric and in a subsequent Fiscal Year it achieves an improvement in its Operating Ratio which brings the aggregate improvement in its Operating Ratio for all Fiscal Years commencing after December 31, 2015 to an amount equal to or greater than the product of one and the number of completed Fiscal Years occurring after December 31, 2015, then there shall vest a number of Restricted Stock Units equal to the number of shares to be vested for such Fiscal Year and each prior completed Fiscal Year to the extent then unvested. For each Fiscal Year in which the Company achieves an Annual Performance Metric, the number of Restricted Stock Units which will vest are as follows (each a “Vesting Date”):

          Fiscal Year                              Number of Shares

             2016                                                       [10%]

             2017                                                       [10%]

             2018                                                       [20%]

             2019                                                       [30%]

             2020                                                       [30%]

Notwithstanding the foregoing, if for any Fiscal Year commencing in 2016 the Company shall achieve in such year, when combined with all prior Fiscal Years, a 5% aggregate reduction in its Operating Ratio as compared to its Operating Ratio for Fiscal Year 2015, then all Restricted Stock Units shall be earned and vest immediately.

For purposes of this Agreement,

              “Fiscal Year” means the twelve month period commencing on January 1 and ending on the following December 31.

            “Operating Ratio” means, as determined by the Committee for any Fiscal Year, the percentage resulting from dividing Railroad Operating Expenses by Railroad Operating Revenues for such Fiscal Year.

              “Railroad Operating Expenses” means in any Fiscal Year as determined by the Committee and reported on the Company’s Form 10-K as filed with the United States Securities and Exchange Commission all expenses incurred in operating its railroad but excluding any tax credits such as those allowed by Section 45G of the Code, and any settlements with third parties (other than States and Federal agencies providing grants in aid of railroad construction) which pursuant United States Generally Accepted Accounting Principles are treated as a reduction in operating expenses.

             “Railroad Operating Revenues” means, as determined by the Committee and as reported on the Company’s Form 10-k as filed with the United States Securities and Exchange Commission, the total revenue from railroad operations, excluding rental revenue to the extent included therein.

Upon determination by the Committee of the Operating Ratio for the 2020 Fiscal Year, all Restricted Stock Units which do not vest as a result of such determination, or have not previously vested, shall be forfeited.

(c)Issuance of Shares.  As soon as practicable after a Vesting Date, and consistent with Section 409A of the Code, the Company shall issue and deliver to the Grantee, or the Grantee’s beneficiary or estate as the case may be, certificates for the number of shares of Stock equal to the number of Restricted Stock Units which have vested.  The number of shares delivered shall be net of the number of shares withheld, if any, pursuant to Section 6.

If the Grantee is deemed a "specified employee" within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Restricted Stock Units upon his "separation from service" within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee's separation from service and (b) the Grantee's death.

(d)Fractional Shares.  The Company shall not be required to deliver any fractional shares of Stock, but will pay in lieu thereof the fair market value (determined as the applicable Vesting Date) of the fractional share to which the Grantee or the Grantee’s beneficiary or estate, as the case may be, is entitled.  No payment will be required from the Grantee upon the issuance or delivery of any Restricted Stock Units except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with the issuance or delivery of a certificate representing such shares.

(e)Forfeiture. In the event of the termination of Grantee’s employment with the Company for any reason, those Restricted Stock Units which have not vested as provided in Section 2(b) hereof shall be forfeited.  An employment relationship between the Company and the Grantee shall be deemed to exist during any period in which the Grantee is employed by the Company or any parent or subsidiary of the Company.  Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the Grantee shall be determined by the Committee at the time thereof.

(f)Change in Control.In the event of a Change in Control (as defined in the Plan), the provisions of Section 12.3 shall govern the Restricted Stock Units granted under this Agreement.

(g)Nontransferability. None of the Restricted Stock Units may be sold, transferred or assigned, pledged or otherwise encumbered or disposed prior to vesting except as set forth in the Plan.

(h)Share Adjustments. In the event of any change in the Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase share of Stock at a price substantially below fair market value, or of any similar change affecting the Stock, then the Committee shall, in accordance with the terms and provisions of the Plan, make or provide for such adjustments to the number and kind of shares subject hereto as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Grantee hereunder.  Any adjustment so made shall be final and binding upon the Grantee.

(i)Rights As a Shareholder. The Grantee shall not have any rights of a shareholder of the Company holding shares of Stock, unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Stock. Notwithstanding the foregoing, with respect to any vested Restricted Stock Units, the Grantee shall have the right to participate in any dividend of the Stock that has a record date on or after the applicable Vesting Date.

(j)Effect Upon Employment and Benefits.  By accepting the Restricted Stock Units, the Grantee acknowledges, understands, and agrees that: (i) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future restricted stock units, or benefits in lieu of restricted stock units, even if Restricted Stock Units have been granted repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iv) the Grantee’s acceptance of the Restricted Stock Units and participation under the Plan is voluntary; (v) the Grantee’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate the Grantee’s employment at any time subject to any terms and conditions of any employment agreement between the Company and the Grantee, if any; (vi) the grant of the Restricted Stock Units and the Grantee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any affiliate; and (vii) subject to any rights of the Grantee under any employment agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Restricted Stock Units resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever and regardless of whether in breach of local labor laws) (“Forfeiture Claim”) and, in consideration of the grant of the Restricted Stock Units, the Grantee irrevocably agrees never to institute any claim against the Company, waives the Grantee’s ability, if any, to bring any such Forfeiture Claim, and releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

(k)Compliance with Laws and Regulations. The obligation of the Company to deliver shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed, and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.Investment Representation. The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Stock, an agreement (in such form as the

Committee may specify) in which the Grantee represents that the shares of Stock acquired by the Grantee are being acquired for investment and not with a view to the sale or distribution thereof.

4.Grantee Bound by Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

5.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

6.Withholding Taxes. Grantee acknowledges and agrees that, upon vesting, the Company shall have the right to withhold from the distribution of the shares of Stock to the Grantee, in order to meet the Company’s obligations for the payment of withholding taxes, Stock with a Fair Market Value (as defined in the Plan) equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation relating to such distribution.  Any shares of Stock withheld in accordance with this Section 6 shall be treated as if issued and sold by the Grantee when determining any share retention requirements applicable to the Grantee under the share ownership and/or retention guidelines of the Company.

7.Notices. Any notice hereunder to the Company shall be addressed to Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts, 01610, Attn: General Counsel and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

8.Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement, including without limitation the Original Award Agreement.

9.Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of this ___________.

PROVIDENCE AND WORCESTER

RAILROAD COMPANY

By:___________________________

Name:

Title:

GRANTEE

By:___________________________

Name:

Restricted Stock Unit Award – Number of Shares

Name	Restricted Stock Units
P. Scott Conti	12,000
Frank K. Rogers	10,500
Charles D. Rennick	10,500
Daniel T. Noreck	10,500
TOTAL	43,500